UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 3)



                              DCB Financial Corp.
                                (Name of Issuer)

                        Common Shares, without par value
                         (Title of Class of Securities)

                                   233075100
                                 (CUSIP Number)

                                S. Robert Davis
                                5695 Avery Road
                               Dublin, Ohio 43016
                                 (614) 889-1143
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                With copies to:

                            Michael S. Jordan, Esq.
                     Schottenstein, Zox & Dunn Co., L.P.A.
                         41 S. High Street, Suite 2600
                              Columbus, Ohio 43215
                                 (614) 462-2283

                                 June 13, 2003
            (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check the following box. [ ]

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No.       233075100

------------------------------------------------------------------------------
          (1)  Name of Reporting Person S. Robert Davis
-------------------------------------------------------------------------------

          (2)  Check the Appropriate Box if a Member of a Group
                (a)   [X]
                (b)   [  ]

-------------------------------------------------------------------------------
          (3)  SEC Use Only
-------------------------------------------------------------------------------
          (4)  Source of Funds N/A
-------------------------------------------------------------------------------
          (5) Check if Disclosure of Legal Proceedings is Required Pursuant To Items 2(d) or 2(e) Not applicable.
-------------------------------------------------------------------------------
          (6)  Citizenship or Place of Organization United States
-------------------------------------------------------------------------------
Number of               (7)     Sole Voting Power             0  shares
Shares
                        -------------------------------------------------------
Beneficially            (8)     Shared Voting Power           0  shares
Owned by
                        -------------------------------------------------------
Each                    (9)     Sole Dispositive Power        0  shares
Reporting
                        -------------------------------------------------------
Person With             (10)    Shared Dispositive Power      0  shares

                        -------------------------------------------------------

     (11) Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares
-------------------------------------------------------------------------------

     (12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                N/A
-------------------------------------------------------------------------------
     (13) Percent of Class Represented by Amount in Row 11              0%
-------------------------------------------------------------------------------
     (14) Type of Reporting Person                                       IN
-------------------------------------------------------------------------------

CUSIP No.       233075100
-------------------------------------------------------------------------------
          (1)  Name of Reporting Person Randall J. Asmo
-------------------------------------------------------------------------------
          (2)  Check the Appropriate Box if a Member of a Group
                (a) [X]
                (b) [ ]
------------------------------------------------------------------------------
          (3)  SEC Use Only
-------------------------------------------------------------------------------
          (4)  Source of Funds
                N/A
-------------------------------------------------------------------------------
          (5)  Check if Disclosure of Legal  Proceedings is Required Pursuant To
                Items 2(d) or 2(e)
                Not applicable.
-------------------------------------------------------------------------------
          (6)  Citizenship or Place of Organization United States
-------------------------------------------------------------------------------
Number of               (7)     Sole Voting Power               0  shares
Shares
                        -------------------------------------------------------
Beneficially            (8)     Shared Voting Power             0  shares
Owned by

                        -------------------------------------------------------
Each                    (9)     Sole Dispositive Power          0  shares
Reporting
                        -------------------------------------------------------
Person With             (10)    Shared Dispositive Power        0  shares

                        -------------------------------------------------------

          (11) Aggregate  Amount  Beneficially  Owned by Each Reporting Person
                0 shares
-------------------------------------------------------------------------------
          (12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares N/A
-------------------------------------------------------------------------------
          (13) Percent of Class Represented by Amount in Row 11          0%
-------------------------------------------------------------------------------
          (14) Type of Reporting Person                                  IN
-------------------------------------------------------------------------------

CUSIP No.       233075100

-------------------------------------------------------------------------------
          (1)  Name of Reporting Person
                Harley J. Scott
-------------------------------------------------------------------------------
          (2)  Check the Appropriate Box if a Member of a Group
                (a) [X]
                (b) [ ]
-------------------------------------------------------------------------------
          (3)  SEC Use Only
-------------------------------------------------------------------------------
          (4)  Source of Funds N/A
-------------------------------------------------------------------------------
          (5) Check if Disclosure of Legal Proceedings is Required Pursuant To Items 2(d) or 2(e)
                Not applicable.
-------------------------------------------------------------------------------

          (6)  Citizenship or Place of Organization             United States
-------------------------------------------------------------------------------

Number of               (7)     Sole Voting Power               0  shares
Shares
                        -------------------------------------------------------
Beneficially            (8)     Shared Voting Power             0  shares
Owned by
                        -------------------------------------------------------
Each                    (9)     Sole Dispositive Power          0 shares
Reporting
                        -------------------------------------------------------
Person With             (10)    Shared Dispositive Power        0  shares

                        -------------------------------------------------------

          (11) Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares
-------------------------------------------------------------------------------
          (12) Check if the Aggregate Amount in Row (11) Excludes Certain
                Shares    N/A
-------------------------------------------------------------------------------
          (13) Percent of Class Represented by Amount in Row 11         0%
-------------------------------------------------------------------------------
          (14) Type of Reporting Person (See Instructions)              IN
-------------------------------------------------------------------------------

CUSIP No.       233075100
-------------------------------------------------------------------------------
          (1)  Name of Reporting Person
                Wallace E. Edwards
-------------------------------------------------------------------------------
          (2)  Check the Appropriate Box if a Member of a Group
                (a) [X]
                (b) [ ]
-------------------------------------------------------------------------------
          (3)  SEC Use Only
-------------------------------------------------------------------------------

          (4)  Source of Funds
                N/A
-------------------------------------------------------------------------------
          (5) Check if Disclosure of Legal Proceedings is Required Pursuant To Items 2(d) or 2(e) Not applicable.
-------------------------------------------------------------------------------
          (6)     Citizenship or Place of Organization           United States
-------------------------------------------------------------------------------
Number of               (7)     Sole Voting Power              0 shares
Shares
                        -------------------------------------------------------
Beneficially            (8)     Shared Voting Power            0  shares
Owned by
                        -------------------------------------------------------
Each                    (9)     Sole Dispositive Power         0 shares
Reporting
                        -------------------------------------------------------
Person With             (10)    Shared Dispositive Power       0  shares
                        -------------------------------------------------------

          (11) Aggregate  Amount  Beneficially  Owned by Each Reporting Person
                0 shares
-------------------------------------------------------------------------------
          (12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares N/A
-------------------------------------------------------------------------------
          (13) Percent of Class Represented by Amount in Row 11          0%
-------------------------------------------------------------------------------
          (14) Type of Reporting Person                                 IN
-------------------------------------------------------------------------------

CUSIP No.       233075100
-------------------------------------------------------------------------------
          (1)  Name of Reporting Person
                Charles R. Davis
-------------------------------------------------------------------------------

          (2)  Check the Appropriate Box if a Member of a Group
                (a) [X]
                (b) [ ]
-------------------------------------------------------------------------------
          (3)  SEC Use Only
-------------------------------------------------------------------------------
          (4)  Source of Funds
                N/A
-------------------------------------------------------------------------------
          (5) Check if Disclosure of Legal Proceedings is Required Pursuant To Items 2(d) or 2(e) Not applicable.
-------------------------------------------------------------------------------
          (6)  Citizenship or Place of Organization             United States
-------------------------------------------------------------------------------
Number of               (7)     Sole Voting Power               0 shares
Shares
                        -------------------------------------------------------
Beneficially            (8)     Shared Voting Power             0  shares
Owned by
                        -------------------------------------------------------
Each                    (9)     Sole Dispositive Power          0 shares
Reporting
                        -------------------------------------------------------
Person With             (10)    Shared Dispositive Power        0  shares

                        -------------------------------------------------------

          (11) Aggregate  Amount  Beneficially  Owned by Each Reporting Person
                 0 shares
-------------------------------------------------------------------------------
          (12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares N/A
-------------------------------------------------------------------------------
          (13) Percent of Class Represented by Amount in Row 11         0%
-------------------------------------------------------------------------------
          (14) Type of Reporting Person                                 IN
-------------------------------------------------------------------------------

     The  following  constitutes  Amendment  No. 3  ("Amendment  No.  3") to the
Schedule 13D filed with the Securities and Exchange Commission by Mr. S. Robert Davis ("Mr. Davis") on May 7, 2001. This Amendment No. 3 amends the Schedule 13D as specifically set forth below.



     Item 3 of the Schedule 13D, "Source and Amount of Funds or Other Consideration", is hereby amended and restated as follows:

Item 3.         Source and Amount of Funds or Other Consideration

Not applicable.


     Item 4 of the Schedule 13D, "Purpose of Transaction", is hereby amended and restated as follows:

Item 4.         Purpose of Transaction

Not applicable.


     Item 5 of the Schedule 13D, "Interest in Securities of the Issuer", is hereby amended and restated as follows:

Item 5.         Interest in Securities of the Issuer

S. Robert Davis

          (a) Mr. S. Robert Davis does not beneficially own any shares of Common Stock of the Company.

          (b)  Not applicable.

          (c) Within the past sixty days, Mr. S. Robert Davis has not effected any purchases of shares of the Common Stock of the Company.

          (d)  Not applicable.

          (e)  June 13, 2003.

Randall J. Asmo

          (a) Mr. Randall J. Asmo does not beneficially own any shares of Common Stock of the Company.

          (b)  Not applicable.

          (c) Within the past sixty days, Mr. Randall J. Asmo has not effected any purchases of shares of the Common Stock of the Company.

          (d)  Not applicable.

          (e)  June 13, 2003.

Harley J. Scott

          (a) Mr. Harley J. Scott does not beneficially own any shares of Common Stock, of the Company.

          (b)  Not applicable.

          (c) Within the past sixty days, Mr. Harley J. Scott has not effected any purchases of shares of the Common Stock of the Company.

          (d)  Not applicable.

          (e)  June 13, 2003.

Wallace E. Edwards

          (a) Mr. Wallace E. Edwards does not beneficially own any shares of Common Stock of the Company.

          (b)  Not applicable.

          (c) Within the past sixty days, Mr. Wallace E. Edwards has not effected any purchases of shares of the Common Stock of the Company.

          (d)  Not applicable.

          (e)  June 13, 2003.

Charles R. Davis

          (a) Mr. Charles R. Davis does not beneficially own any shares of Common Stock of the Company.

          (b)  Not applicable.

          (c) Within the past sixty days, Mr. Charles R. Davis has not effected any purchases of shares of the Common Stock of the Company.

          (d)  Not applicable.

          (e)  June 13, 2003.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date:   June 18, 2003                          By:     /s/ S. Robert Davis
                                                  ----------------------------
                                                           S. Robert Davis



                                                By:     /s/ Randall J. Asmo
                                                  ----------------------------
                                                            Randall J. Asmo



                                                By:     /s/ Harley J. Scott
                                                  ----------------------------
                                                            Harley J. Scott



                                                By:     /s/ Wallace E. Edwards
                                                  ----------------------------
                                                            Wallace E. Edwards



                                                By:     /s/ Charles R. Davis
                                                  ----------------------------
                                                            Charles R. Davis